EXHIBIT 99.1

Press Release

Release Date:  December 22, 2016
  At 4:30 p.m. EST

CONTACTS: PRUDENTIAL BANCORP, INC. Jack E. Rothkopf Chief Financial Officer (215) 755-1500	POLONIA BANCORP, INC. Paul Rutkowski Chief Financial Officer (215) 938-8800

PRUDENTIAL BANCORP, INC. AND POLONIA BANCORP, INC. ANNOUNCE
ADJUSTED MERGER CONSIDERATION

Philadelphia, Pennsylvania (December 22, 2016)–Prudential Bancorp, Inc. (the "Company" or "Prudential") (Nasdaq:PBIP) and Polonia Bancorp, Inc. ("Polonia") (OTCBB:PBCP) jointly announced today the determination of the final merger consideration in accordance with the terms of the merger agreement entered into June 2, 2016 by the Company and Polonia. Under the terms of the merger agreement, the initial merger consideration consisting of either 0.7591 of a share of Prudential common stock or $11.28 in cash for each share of common stock Polonia is subject to potential adjustment. As previously disclosed, the exchange ratio and per share cash consideration are subject to adjustment based on the amount of Polonia's consolidated stockholders' equity at a specified date prior to closing as calculated in accordance with the merger agreement. In the event that Polonia's consolidated stockholders' equity, as calculated in accordance with the terms of the merger agreement, is less than $37.4 million as of the specified date prior to the completion of merger, then the exchange ratio and the per share cash consideration are adjusted to reflect the amount of the difference between $37.4 million and Polonia's consolidated stockholders' equity at such date. Based on Polonia's consolidated stockholders' equity as of October 31, 2016 of $36.7 million, as calculated in accordance with the merger agreement, the exchange ratio and per share cash consideration have been adjusted to 0.7460 and $11.09, respectively.

Subject to customary closing conditions, the transaction currently is expected to close effective as of January 1, 2017.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia, and one is in Drexel Hill, Delaware County, Pennsylvania.

About Polonia Bancorp, Inc.

Polonia Bancorp, Inc. is the holding company for Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 93 years.  Polonia Bank currently operates five full-service locations in Montgomery and Philadelphia Counties, Pennsylvania.

Forward Looking Statements:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company and Polonia, or other effects of the proposed merger of the Company and Polonia. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange commission ("SEC") and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the ability to satisfy closing conditions to the merger; delay in closing the merger; difficulties and delays in integrating the Polonia business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which the Company and Polonia conduct their operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan, investment and mortgage-backed securities portfolios; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees; and the success of the Company at managing the risks involved in the foregoing.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company's filings with the SEC, including the "Risk Factors" section in its most recent Annual Report on Form 10-K, as supplemented by its quarterly or other reports subsequently filed with the SEC.

Important Additional Information and Where to Find It

The Company has filed with the SEC a Registration Statement on Form S-4 relating to the proposed merger which includes a prospectus for the offer and sale of the Company's common stock and the proxy statement of Polonia for the solicitation of proxies from its shareholders for use at the meeting at which the merger will be considered as well as a proxy statement for the solicitation of proxies from Prudential's shareholders for use at the meeting at which the proposal to approve the issuance of shares of the Company's common stock to Polonia's shareholders is considered. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF PRUDENTIAL AND POLONIA ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT AND/OR PROXY STATEMENT/PROSPECTUS, AS APPLICABLE, REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the proxy statement and the proxy statement/prospectus, as well as other filings containing information about the Company, may be obtained at the SEC's website at http://www.sec.gov, when they are filed by the Company. You will also be able to obtain these documents, when they are filed, free of charge, from the Company at www.prudentialsavingsbank.com under the heading "About Us" and then under the Investor Relations menu. In addition, copies of the proxy statement when it becomes available can also be obtained, free of charge, by directing a request to the Company at 1834 West Oregon Avenue, Philadelphia, PA 19145, Attention: Corporate Secretary or by contacting the Company's Corporate Secretary at 215-755-1500 or to Polonia Bancorp at 3933 Huntingdon Pike, 3rd Floor, Huntingdon Valley, PA 19006 or by contacting Paul Rutkowski, CFO and Corporate Secretary, at 215-938-8800.